Heska Reports 24% Revenue Growth, $0.08 Per Share

for the Third Quarter of 2014

Core Companion Animal Health Revenue Increases 12.8% from Prior-Year Period;

Heska Introduces New Element HT5™ Instrument, Expanding Instrument Portfolio

LOVELAND, CO, October 29, 2014 -- Heska Corporation (NASDAQ: HSKA - News; "Heska" or the "Company"), a provider of advanced veterinary diagnostic and other specialty veterinary products, today reported financial results for its third quarter ended September 30, 2014.

Third Quarter 2014 Highlights:

•	Consolidated revenue for the third quarter of 2014 was up 24% to $21.8 million from $17.6 million in the third quarter of 2013.
•	Core Companion Animal Health revenue increased approximately 13%, while Other Vaccines, Pharmaceuticals and Products revenue increased 76% as compared to the third quarter of 2013.
•	Gross profit for the third quarter of 2014 was up 12.3% to $8.3 million from $7.4 million in the third quarter of 2013.
•	Gross margin was 38.1% compared to gross margin of 42.1% in the third quarter of 2013.
•	The Company reported net income attributable to Heska Corporation of $513 thousand, or 8 cents per diluted share, compared to net income attributable to Heska Corporation of $241 thousand in the third quarter of 2013, or 4 cents per diluted share.
•	Heska completed the quarter with $5.8 million in cash, $2.0 million in short-term debt and $17.7 million in working capital.

Kevin Wilson, Heska's Chief Executive Officer and President, commented, “Heska continued its strong momentum in the third quarter. Our team delivered these results by being focused on product excellence, systems efficiency, and talent development. In the third quarter, Heska's sales team expanded our emphasis on long-term instrument placement agreements that benefit customers and grow our reliable consumables revenue. The initial roll out of this approach is working and is ready to expand. Today, Heska is increasing the scale of our reach through entry into a new distribution agreement with Henry Schein Animal Health, the largest companion animal health distributor in the United States. This exciting new relationship will leverage Heska's sales team of 60 with over 300 Henry Schein field sales experts, who are trusted by thousands of veterinary hospitals that do not currently use Heska products.”

“Adding to this new momentum and reach, we are excited today to release the new Heska Element HT5™ five-part hematology instrument,” continued Mr. Wilson. “Element HT5 is Heska's best in breed hematology entry, as a true five-part, laser, impedance, and colorimetric game changer. Element HT5 is faster, smaller, easier to use, and less expensive to run than the competition, and we expect this new technology to drive an upgrade cycle amongst Heska's loyal customers and throughout the competitive landscape known and served by Henry Schein Animal Health and Heska.”

Financial Results

Third quarter 2014 revenue was $21.8 million, up 24% as compared to the third quarter of 2013. In the third quarter of 2014, Core Companion Animal Health revenue increased approximately 13% to $16.4 million from $14.5 million in the prior year period. Other Vaccines, Pharmaceuticals and Products revenue increased approximately 76% to $5.4 million from $3.1 million in the third quarter last year. Gross profit was $8.3 million, or a 38.1% gross margin, in the third quarter of 2014 compared with gross profit of $7.4 million, or 42.1% gross margin, in the third quarter of 2013. Total operating expenses were $8.0 million, or 36.6% of sales, in the third quarter of 2014 compared with total operating expenses of $7.3 million, or 41.7% of sales, in the prior year period. The Company reported operating income of $341 thousand in the third quarter of 2014, compared to operating income of $75 thousand in the third quarter of 2013. Income before income taxes was $381 thousand in the third quarter of 2014, compared to a loss before taxes of $18 thousand in the prior year period. In the third quarter of 2014, net income attributable to Heska Corporation was $513 thousand, or $0.08 per diluted share, compared to net income attributable to Heska Corporation of $241 thousand, or $0.04 per diluted share, in the third quarter of 2013.

Balance Sheet

As of September 30, 2014, Heska had $5.8 million in cash and working capital of $17.7 million. Stockholders' equity increased to $51.3 million compared to $47.1 million as of December 31, 2013.

Investor Conference Call

Management will conduct a conference call on Wednesday, October 29, 2014 at 9 a.m. MDT (11 a.m. EDT) to discuss the third quarter 2014 financial results. To participate, dial (888) 471-3828 (domestic) or (719) 325-2498 (international); the conference call access number is 3717681. The conference call will also be broadcast live over the Internet at http://www.heska.com. To listen, simply log on to the web at this address at least ten minutes prior to the start of the call to register, download and install any necessary audio software. Telephone replays of the conference call will be available for playback on Heska's home page at www.heska.com until November 12, 2014. The telephone replay may be accessed by dialing (888) 203-1112 (domestic) or (719) 457-0820 (international). The replay access number is 3717681.

About Heska

Heska Corporation (NASDAQ: HSKA - News) sells advanced veterinary diagnostic and other specialty veterinary products. Heska's state-of-the-art offerings to its customers include blood testing instruments and supplies, digital imaging products, software and services, and single use products and services such as in-clinic heartworm diagnostic tests, heartworm preventive products, allergy immunotherapy products and allergy testing. The Company's core focus is on the canine and feline markets where it strives to provide high value products and unparalleled customer support to veterinarians. For further information on Heska and its products, visit the company's website at www.heska.com.

Forward-Looking Statements

This announcement contains forward-looking statements regarding Heska's future financial and operating results, including Heska Imaging. These statements are based on current expectations and are subject to a number of risks and uncertainties. Investors should note that there is an inherent risk in using past results, including trends, to predict future outcomes, including using consumable revenue results to predict future consumable revenue results. In addition, factors that could affect the business and financial results of Heska generally include the following: uncertainties related to Heska's ability to enforce customer obligations in an economic manner; uncertainties related to Heska's ability to improve its profitability through a distribution relationship; uncertainties related to Heska's ability to compete successfully as compared to Heska's competitors for the time, energy and focus of a given distributor's employees, which should tend to increase sales if done successfully; risks related to relying on past sales success of a distributor as an indicator of future success; uncertainties related to the market's perception of the quality of Heska products, including products Heska may introduce in the future; uncertainties related to the market acceptance of any future product and the rate of such acceptance; risks related to relying on a third-party for product development; risks related to Heska's reliance on third-party suppliers, including the availability and quality of products from suppliers; competition; risks related to Heska's reliance on key personnel; and the risks set forth in Heska's filings and future filings with the Securities and Exchange Commission, including those set forth in Heska's Quarterly Report on Form 10-Q for the quarter ended June 30, 2014.

Financial Table Follows:

Consolidated Statements of Operations

In Thousands, Except per Share Amounts

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2014	2013	2014
Revenue:
Core companion animal health	$14,515	$16,371	$46,015	$51,223
Other vaccines, pharmaceuticals and products	3,080	5,434	8,820	14,291
Total revenue, net	17,595	21,805	54,835	65,514

Cost of revenue	10,189	13,488	34,607	39,841

Gross profit	7,406	8,317	20,228	25,673

Operating expenses:
Selling and marketing	4,591	4,716	14,554	14,413
Research and development	324	322	1,197	1,084
General and administrative	2,416	2,938	8,662	9,019
Total operating expenses	7,331	7,976	24,413	24,516
Operating income (loss)	75	341	(4,185)	1,157
Interest and other (income) expense, net	93	(40)	134	(31)
Income (loss) before income taxes	(18)	381	(4,319)	1,188
Income tax expense (benefit):
Current tax expense	6	60	71	113
Deferred tax expense (benefit)	(6)	306	(1,553)	555
Total income tax expense (benefit)	—	366	(1,482)	668
Net income (loss)	$(18)	$15	$(2,837)	$520
Net income (loss) attributable to non-controlling interest	(259)	(498)	(464)	(1,254)
Net income (loss) attributable to Heska Corporation	241	513	(2,373)	1,774

Basic net income (loss) per share attributable to Heska Corporation	$0.04	$0.09	$(0.41)	$0.30
Diluted net income (loss) per share attributable to Heska Corporation	$0.04	$0.08	$(0.41)	$0.28

Weighted average outstanding shares used to compute basic net income (loss) per share attributable to Heska Corporation	5,826	5,989	5,727	5,929
Weighted average outstanding shares used to compute diluted net income (loss) per share attributable to Heska Corporation	5,865	6,554	5,727	6,314

Balance Sheet Data

In Thousands (unaudited)

	December 31, 2013	September 30, 2014
Cash and cash equivalents	$6,016	$5,753
Total current assets	33,911	34,770
Note receivable – related party	1,407	1,451
Total assets	93,553	97,084
Line of credit	4,798	1,844
Other short-term borrowings, including current portion of long-term note payable	132	159
Total current liabilities	17,706	17,040
Long-term note payable, net of current portion	369	243
Non-controlling interest	13,659	15,519
Public Common Stock subject to redemption	3,405	—
Stockholders' equity	47,116	51,331

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